EXHIBIT 99

Investor Release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:

06/07/04	Investors: Mary Healy, 630-623-6429
Media: Anna Rozenich, 630-623-7316

McDONALD'S REPORTS HIGHEST YEAR-TO-DATE MAY GLOBAL COMPARABLE SALES INCREASE IN 20 YEARS

Year-to-date May 2004 global comparable sales increased 9.2% — our highest year-to-date May increase since 1984
Global comparable sales increased 7.4% for the month — our 13th consecutive month of global same store sales increases
Year-to-date May comparable sales in the U.S. increased 12.6%, and were up 7.9% for the month
Year-to-date May comparable sales in Europe increased 4.1%, and were up 4.6% for the month

OAK BROOK, IL – McDonald's Corporation announced today that May 2004 Systemwide sales for McDonald's restaurants increased 10.2%, or 8.2% in constant currencies, compared with May 2003. Comparable sales for McDonald's restaurants worldwide increased 7.4% for the month.
    Charlie Bell, McDonald's President and Chief Executive Officer, said, "These outstanding sales increases demonstrate that consumers are responding positively to our better tasting food, new menu offerings, energetic, targeted marketing and improved operations and service. These elements of our Plan to Win continue to be the roadmap for improving relevance with key consumer groups and achieving our long-term financial targets. For 2005 and beyond, these annual targets are, in constant currencies: Systemwide sales and revenue growth of 3% to 5%, which reflects comparable sales growth of 1% to 3%; operating income growth of 6% to 7%; and return on incremental invested capital in the high teens. While recent performance has outpaced these targets, McDonald’s long-term goals remain grounded in sustainable growth rates that will create shareholder value over the long term. We know that our work is far from complete, and our entire System is focused on the opportunities ahead of us.

    "In the U.S., we are growing market share in a growing market through our ongoing focus on complementary, customer-driven initiatives.  This resulted in our 14th consecutive month of positive comparative sales.  In fact, year-to-date May comparable sales are the best they've been since 1973 - the year the Quarter Pounder became a permanent menu item.
    "In Europe, comparable sales are up 4.1% year-to-date May and increased 4.6% for the month. Our new Salads Plus menu - now in 14 European countries - is helping to improve consumer perception of the freshness, wholesomeness and variety of our menu. Branded everyday value menus and service improvements are also contributing to Europe’s results.
    “Our performance in Asia/Pacific, Middle East and Africa benefited primarily from our initiatives to enhance the value and variety of our menu."
    Bell continued, “I am proud of our results to date, but to achieve our long-term goals we will remain intensely focused on driving growth by improving the relevance of the McDonald’s experience and maintaining fiscal discipline.”

May Comparable Sales

	Month-to-Date		Year-to-Date

Percent Increase/(Decrease)	2004	2003	2004	2003

McDonald’s Restaurants*	7.4	2.2	9.2	(1.8)
Major Segments:
U.S.	7.9	6.3	12.6	0.5
Europe	4.6	(1.0)	4.1	(3.3)
APMEA**	11.1	(6.1)	7.2	(7.5)

May Systemwide Sales

	Month-to-Date		Year-to-Date

Percent Increase	As Reported	Constant Currency	As Reported	Constant Currency

McDonald’s Restaurants*	10.2	8.2	15.7	10.1
Major Segments:
U.S.	8.6	8.6	13.5	13.5
Europe	11.2	6.0	18.2	5.6
APMEA**	15.4	10.9	17.0	6.9

* Excludes non-McDonald's brands
** Asia/Pacific, Middle East and Africa

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Definitions

Comparable sales represent sales at Systemwide restaurants in operation at least thirteen months, excluding the impact of currency translation. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

Systemwide sales include sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

Information in constant currency is calculated by translating current year results at prior year average exchange rates.

Upcoming Communications
McDonald's tentatively plans to release June sales performance on July 14, 2004.
    Matthew Paull, Chief Financial Officer, will participate in the Credit Suisse/First Boston Investor Conference on June 16, 2004. Russ Smyth, President, McDonald’s Europe, will speak at the CIBC Investor Conference on July 14, 2004. The start time for both presentations and a link to the live and archived webcast for each will be available on www.investor.mcdonalds.com.

    More than 30,000 local McDonald's restaurants serve about 47 million customers each day in more than 100 countries. Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of June 7, 2004. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, our forward-looking statements is detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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